UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2011

RECOVERY ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

888) 887-4449

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Oil and Gas Property Letters of Intent and Convertible Debenture Private Placement

The Company recently entered into letters of intent to acquire oil and gas leases on approximately 9,500 acres in Goshen County, Wyoming and Weld County, Colorado.  On February 2, 2011 the Company entered into a purchase agreement for a private placement sale of $8,000,000 aggregate principal amount of three year 8% Senior Secured Convertible Debentures (the "Debentures") with a group of accredited investors.   The Debentures will be issued upon the closing of the acquisitions which are expected to occur in the first half of February, 2011.  $3,000,000 of the proceeds from the sale of the Debentures is restricted to acquisition of and drilling activities on the acquired properties, which will be pledged as collateral for the Debentures.  The balance of the proceeds are to be used by the Company for working capital.

The Debentures are convertible at any time at the holders' option into shares of Recovery Energy common stock at $2.35 per share, subject to adjustment.  Interest on the Debentures is payable quarterly on each May 15, August 15, November 15 and February 15 in cash or at the Company's option in shares of common stock, valued at 95% of the volume weighted average price of the common stock for the 10 trading days prior to an interest payment date.  The Company can redeem some or all of the Debentures at any time. The redemption price is 115% of principal plus accrued interest.  If the holders of the Debentures elect to convert the Debentures following notice of redemption the conversion price will include a make-whole premium equal to the remaining interest through the 18 month anniversary of the original issue date of the Debentures, payable in common stock.

Copies of the forms of securities purchase agreement and Debenture are included as Exhibits 10.1 and 10.2 hereto, and the description herein is qualified in its entirety by reference to such exhibits.

T.R. Winston & Company LLC acted as placement agent for the private placement and received compensation in the form of Debentures with an aggregate principal amount equal to 5% of the gross proceeds from the sale (the "Placement Agent Debentures").

Item 3.02                      Unregistered Sale of Equity Securities

Issuance of the Debentures, including the Placement Agent Debentures, described above was not registered under the Securities Act of 1933.  The issuance of the Debentures, including the Placement Agent Debentures, was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder.  These securities qualified for exemption since the issuance securities by us did not involve a public offering and the purchasers are all accredited investors as defined in Regulation D. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. In addition, these shareholders have the necessary investment intent as required by Section 4(2) since each agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction.

Item 8.01                      Other Events.

We recently entered into an acquisition and development agreement with TRW Exploration, LLC whereby TRW Exploration paid us $2,000,000 and a 40% carried interest in two horizontal Niobrara wells for approximately 2,200 net acres in Laramie County, Wyoming.  TRW Exploration is required to fund the drilling and completion costs of two horizontal Niobrara wells on the lands covered by the leases, up to $3,500,000 per well.  Costs above $3,500,000 per well shall be shared in accordance with the parties respective interests in the leased lands.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Form of Securities Purchase Agreement
10.2	Form of Debenture

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: February 3, 2011	By:	/s/ Roger A. Parker
Roger A. Parker
Chief Executive Officer